Exhibit 99.1

Tesoro Corporation Reports Fourth Quarter and Record Full Year Results for 2015

•	Record full year net earnings from continuing operations of $1.5 billion, or $12.39 per diluted share

•	Excluding special items, adjusted earnings for 2015 were $1.7 billion, or $13.91 per diluted share

•	Adjusted EBITDA for the quarter was $665 million and adjusted earnings were $221 million, or $1.83 per diluted share

•	Record marketing segment performance for the year with operating income of $899 million

•	Estimated improvements of approximately $670 million in 2015

•	Returned $872 million to shareholders for the year, including $209 million in the quarter

SAN ANTONIO - February 1, 2016 - Tesoro Corporation (NYSE:TSO) today reported fourth quarter 2015 net earnings of $54 million, or $0.45 per diluted share versus $145 million or $1.13 per diluted share in the fourth quarter of last year. These results include a pre-tax charge of $276 million related to a lower of cost or market (LCM) adjustment. This adjustment is a result of the significant decline in crude oil and product prices relative to our LIFO inventory. Excluding this LCM charge, adjusted earnings were $221 million, or $1.83 per diluted share. Reported results in the quarter included $24 million, or $0.07 per diluted share, from an environmental accrual in our logistics business, $30 million, or $0.15 per diluted share from the impact of purchasing additional RINs to comply with the final requirements from the EPA which were increased from the proposed levels for the Renewable Fuel Standard program, and $15 million, or $0.07 per diluted share, of asset impairments due to the current weak crude oil price environment.

	Three Months Ended December 31,		Years Ended December 31,
($ in millions, except per share data)	2015	2014	2015	2014
Operating Income
Refining	$4	$90	$1,849	$1,178
TLLP	104	32	419	187
Marketing	175	261	899	553
Total Segment Operating Income	$283	$383	$3,167	$1,918
Net Earnings From Continuing Operations Attributable to Tesoro	$54	$172	$1,544	$872

Diluted EPS - Continuing Operations	$0.45	$1.34	$12.39	$6.67
Diluted EPS - Discontinued Operations	—	(0.21)	(0.03)	(0.23)
Total Diluted EPS	$0.45	$1.13	$12.36	$6.44
Adjusted Diluted EPS - Continuing Operations	$1.83	$1.47	$13.91	$6.97

Full year 2015 net earnings of $1.5 billion or $12.36 per diluted share were up 83% over 2014 net earnings of $843 million or $6.44 per diluted share.

“2015 was a record year for EBITDA, net income and earnings per share, despite a challenging fourth quarter” said Greg Goff, Chairman and CEO. “We continued to strengthen our business as we estimate that we delivered approximately $670 million of improvements in 2015. We generated solid free cash flow and returned over $870 million to shareholders in the form of dividends and share repurchases. Going into 2016, we remain focused on driving strong operating performance and executing on our business plans in a challenging business environment.”

The refining segment’s operating income was $4 million for the quarter, compared to $90 million in the fourth quarter of 2014. Excluding the lower of cost or market adjustment this quarter, the refining segment’s operating income was $280 million. The segment’s performance in the fourth quarter was negatively impacted by unplanned downtime of both fluid catalytic crackers at our Los Angeles refinery.

The Tesoro Index was $15.60/bbl for the fourth quarter of 2015 with a realized gross refining margin of $12.76/bbl or 82% of the Tesoro Index. Capture rates in the quarter were impacted by a combination of weaker crude oil differentials and the operational interruption at the Los Angeles refinery.

Total refinery throughput for the quarter was 807 thousand barrels per day, or 95% utilization. Direct manufacturing costs in the fourth quarter were $5.62 per barrel up $0.78 per barrel from the third quarter. This increase was primarily due to unplanned repairs and maintenance during the quarter.

The logistics segment’s operating income was $104 million in the fourth quarter compared to $32 million a year ago. This growth was primarily driven by contributions from the Rockies natural gas business. Fourth quarter results include a charge of $24 million for an environmental accrual related to the 2013 crude oil pipeline release at Tioga, North Dakota.

The marketing segment’s operating income was $175 million, down from $261 million in the fourth quarter of last year, largely attributable to lower comparable marketing margins. Same store fuel sales during the quarter were higher by 1% versus fourth quarter last year, driven by strong demand.

Corporate and unallocated costs for the quarter were $97 million. The effective tax rate was 36.6% in the fourth quarter.

Capital Spending and Liquidity
Capital spending for the fourth quarter 2015 was $191 million for Tesoro and $59 million for Tesoro Logistics (TLLP). Capital spending for the full year 2015 was $710 million for Tesoro and $296 million for TLLP.

Turnaround expenditures for the fourth quarter were $70 million. Turnaround expenditures for the full year were $290 million.

Tesoro ended the fourth quarter with $942 million in cash and $2.5 billion of availability on the revolving credit facility. There are currently no borrowings under the revolving credit facility. Excluding TLLP debt and equity, total debt was $1.3 billion or 19% of total capitalization at the end of the fourth quarter 2015. On a consolidated basis, total outstanding debt, net of unamortized issuance costs, was $4.1 billion or 34% of total capitalization. TLLP ended the quarter with $305 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
During the fourth quarter, Tesoro returned $209 million to shareholders through the purchase of nearly 1.4 million shares for $150 million and its regular quarterly dividend of $59 million. For the full year, Tesoro returned $872 million to shareholders through share repurchases and dividends.

Tesoro has $1.4 billion remaining under its approved share repurchase programs. The company expects to continue to repurchase shares in 2016.

Tesoro Corporation today also announced that the board of directors has approved a regular quarterly dividend of $0.50 per share payable on March 15, 2016, to all holders of record as of February 29, 2016.

Strategic Update
For 2015, we estimate that we delivered approximately $670 million towards our ongoing focus to improve gross margin and manage our costs to drive improvement in operating income. This includes about $350 million related to West Coast improvements and capturing margin improvements. We delivered approximately $320 million from growing our logistics operations, which includes contributions from the Rockies natural gas business.

Tesoro expects to deliver between $400 and $500 million of improvements in 2016 through driving operational improvements and growth in the Company’s logistics and marketing business segments.

Tesoro recently closed the acquisition of Great Northern Midstream LLC, a crude oil logistics provider which owns and operates a high-quality, recently constructed crude oil pipeline, gathering system, transportation, storage and rail loading facilities in the Williston Basin of North Dakota. This transaction benefits Tesoro by providing direct access to additional advantaged crude oil for its West Coast refineries and has the potential to reduce supply costs as the Company continues to strengthen its supply position. Additionally, the system will provide ratable pipeline volumes that should ultimately benefit Tesoro Logistics once offered to the master limited partnership, which is expected in 2016.

Tesoro’s Alaska subsidiary agreed to acquire Flint Hills Resources' (FHR) wholesale marketing and logistics assets in Anchorage and Fairbanks, Alaska. This transaction improves Tesoro's ability to serve customers from its existing Anchorage terminal, as a result of Tesoro gaining access to rail loading capabilities located at the FHR Anchorage terminal. This extends Tesoro's ability to efficiently and reliably serve the Alaska interior. Tesoro plans to offer qualified third parties access to the FHR Anchorage terminal. Additionally, Tesoro expects to offer to Tesoro Logistics the opportunity to acquire these assets.

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2015 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 875,000 barrels per day and ownership in a logistics business, which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,300 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our ability to remain focused on driving strong operating performance and executing our business improvements; our expectation to continue repurchasing shares under our share repurchase programs; expectations for delivery of business improvement objectives for 2016, including driving operational improvements and growth in the Company’s logistics and marketing business segments; plans to offer the Great Northern Midstream LLC assets to Tesoro Logistics and the timing and benefits to TLLP of such an offer; the offer to qualified third parties of access to the FHR Anchorage terminal; the expected offer of the FHR wholesale and logistics assets to TLLP; and expectations for throughput, manufacturing costs, depreciation, corporate expense and interest expense in the first quarter of 2016. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
FIRST QUARTER 2016 GUIDANCE
(Unaudited)

Throughput (Mbpd)
California	465 - 490
Pacific Northwest	180 - 190
Mid-Continent	130 - 140
Consolidated	775 - 820

Manufacturing Cost ($/throughput barrel)
California	$ 6.30 - 6.55
Pacific Northwest	$ 3.60 - 3.80
Mid-Continent	$ 3.70 - 3.95
Consolidated	$ 5.20 - 5.45

Corporate/System ($ millions)
Refining depreciation	$140
TLLP depreciation	$45
Corporate expense (before depreciation)	$75
Interest expense (before interest income)	$60

Non-GAAP Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses additional metrics that are known as “non-GAAP” financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs and income taxes. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings (loss) in a certain period. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA. We define Free Cash Flow as cash flow from operations less sustaining capital expenses comprised of maintenance and regulatory capital expenditures and the return of excess cash flows to shareholders through dividends and distributions to noncontrolling interest.

We present EBITDA and adjusted EBITDA because we believe some investors and analysts use EBITDA and adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and adjusted EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and adjusted EBITDA should not be considered as alternatives to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities.

We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

Items Impacting Comparability

In previous periods, our branded operations represented the assets and operations that were previously shown as the retail segment and a portion of our marketing business related to sales in unbranded or wholesale channels were presented within our refining operating segment. Upon considering the changes in our business, including the transition from company-owned retail operations to multi-site operator model, we assessed how our chief operating decision maker evaluates the business, assesses performance and allocates resources. From this analysis, we believed the presentation of a marketing segment inclusive of both unbranded and branded marketing operations was appropriate. As of the second quarter 2015, we revised our operating segments to include refining, TLLP and a realigned marketing segment. Comparable prior period information has been recast to reflect our revised segment presentation. No other changes were deemed necessary to our refining and TLLP segments.

The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired from Tesoro prior to the effective date of each acquisition for all periods presented. The TLLP financial data is derived from the combined financial results of the TLLP predecessor (the “TLLP Predecessor”). We refer to the TLLP Predecessor and, prior to each acquisition date, the acquisitions from Tesoro collectively, as “TLLP’s Predecessors”.

TLLP acquired assets related to the Rockies Natural Gas Business on December 2, 2014, which is engaged in natural gas gathering, transportation and processing in or around the Green River Basin located in Wyoming and Colorado, the Uinta Basin located in eastern Utah, the Vermillion Basin located in Southern Wyoming, northwest Colorado and northeast Utah and the portion of the Williston Basin located in North Dakota.

Certain 2014 financial information has been revised to conform with current year presentation. In addition, certain 2014 EBITDA financial information has been revised to conform with EBITDA and Adjusted EBITDA presentation disclosed by TLLP on a standalone basis.

TESORO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In millions)

	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents (TLLP: $16 and $19, respectively)	$942	$1,000
Receivables, net of allowance for doubtful accounts	792	1,435
Inventories (a)	2,302	2,439
Prepayments and other current assets	271	200
Total Current Assets	4,307	5,074
Net Property, Plant and Equipment (TLLP: $3,450 and $3,343, respectively)	9,541	9,045
Other Noncurrent Assets (TLLP: $1,190 and $1,224, respectively)	2,484	2,372
Total Assets	$16,332	$16,491

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,568	$2,483
Other current liabilities	962	947
Total Current Liabilities	2,530	3,430
Other Noncurrent Liabilities	1,995	1,924
Debt, Net of Unamortized Issuance Costs (TLLP: $2,844 and $2,544, respectively)	4,067	4,161
Equity	7,740	6,976
Total Liabilities and Equity	$16,332	$16,491
___________________

(a)
Due to a lower crude oil and refined product pricing environment experienced since the end of 2014, we recorded lower of cost or market adjustments related to our inventories of $359 million and $42 million at December 31, 2015 and 2014, respectively. The net impact to cost of sales was $276 million ($167 million after-tax) and $317 million ($192 million after-tax) for the three months and year ended December 31, 2015, respectively, for our crude oil, refined products, oxygenates and by-product inventories and $42 million ($25 million after-tax) for the three months and year ended December 31, 2014 for the same type of inventories. The year ended December 31, 2015 includes a benefit of $42 million of the reversal for the lower of cost or market inventory adjustment made in 2014.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues	$6,273	$8,445	$28,711	$40,633
Costs and Expenses:
Cost of sales (a)	5,157	7,264	22,466	35,673
Operating expenses (b)	602	607	2,278	2,420
Selling, general and administrative expenses (c)	95	133	342	342
Depreciation and amortization expense	203	153	756	562
Loss on asset disposals and impairments (d)	30	6	42	4
Operating Income	186	282	2,827	1,632
Interest and financing costs, net (c) (e)	(54)	(67)	(217)	(235)
Equity in earnings (loss) of equity method investments (f)	(2)	—	7	10
Other income, net (b) (g)	1	54	13	57
Earnings Before Income Taxes	131	269	2,630	1,464
Income tax expense	48	110	936	547
Net Earnings From Continuing Operations	83	159	1,694	917
Loss from discontinued operations, net of tax (h)	—	(27)	(4)	(29)
Net Earnings	83	132	1,690	888
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interest	29	(13)	150	45
Net Earnings Attributable to Tesoro Corporation	$54	$145	$1,540	$843

Net Earnings (Loss) Attributable to Tesoro Corporation
Continuing operations	$54	$172	$1,544	$872
Discontinued operations	—	(27)	(4)	(29)
Total	$54	$145	$1,540	$843

Net Earnings (Loss) Per Share - Basic:
Continuing operations	$0.46	$1.36	$12.53	$6.79
Discontinued operations	—	(0.21)	(0.03)	(0.23)
Total	$0.46	$1.15	$12.50	$6.56
Weighted average common shares outstanding - Basic	120.0	125.8	123.2	128.5

Net Earnings (Loss) Per Share - Diluted:
Continuing operations	$0.45	$1.34	$12.39	$6.67
Discontinued operations	—	(0.21)	(0.03)	(0.23)
Total	$0.45	$1.13	$12.36	$6.44
Weighted average common shares outstanding - Diluted	121.4	127.8	124.6	130.8

____________________

(b)
Other income, net includes a refund and settlement from a crude pipeline network rate case of $59 million ($37 million after tax) for the three months and year ended December 31, 2014, which was partially offset by accruals for legal reserves that are pending resolution of $15 million ($12 million after tax) for the three months and year ended December 31, 2014. Of these accruals, $10 million is recorded in operating expenses for both the three months and year ended December 31, 2014.

(c)
Includes stock-based compensation expenses of $18 million and $35 million for the three months ended December 31, 2015 and 2014, respectively, and $75 million and $55 million for the years ended December 31, 2015 and 2014, respectively. Also includes transaction and integration costs related to the following acquisitions:

•
$18 million ($7 million to Tesoro, after-tax) for the three months and $19 million ($7 million to Tesoro, after-tax) year ended December 31, 2014 for TLLP’s acquisition of the natural gas gathering, processing, treating and transportation and crude oil gathering assets of QEP Field Services, LLC (the “Rockies Natural Gas Business”);

•
$16 million ($5 million to Tesoro, after-tax) in bridge fees incurred for TLLP’s acquisition of the Rockies Natural Gas Business for the three months and year ended December 31, 2014. These are recorded as interest and financing costs.

(d)	Includes a gain of $5 million ($2 million to Tesoro, after-tax) for the year ended December 31, 2014 resulting from TLLP’s sale of its Boise Terminal.

(e)
Includes charges totaling $31 million and $10 million (together, $23 million to Tesoro, after-tax) for premiums and unamortized debt issuance costs associated with the redemption of Tesoro’s 9.750% Senior Notes and TLLP’s 5.875% Senior Notes, respectively, during the year ended December 31, 2014.

(f)
Includes equity in earnings of equity method investments of $1 million and $7 million for the three months and year ended December 31, 2015, respectively, and $1 million for both the three months and year ended December 31, 2014, for TLLP related to its investments in Three Rivers Gathering and Uinta Basin Field Services. Our refining segment includes investments in Watson Cogen Company and Vancouver Energy. We recognized equity in loss from equity method investments of $3 million and $1 million for the three months ended December 31, 2015 and 2014, respectively, and equity in earnings from equity method investments of $9 million for the year ended December 31, 2014.

(g)
During the year ended December 31, 2015, we recorded a gain of $11 million ($7 million after-tax) as other income for insurance proceeds related to the settlement of claims associated with the Washington Refinery Fire.

(h)
Net loss from discontinued operations for the three months and year ended December 31, 2014 includes $42 million ($25 million after-tax) of charges for obligations we have to make certain improvements and resolve penalties and fines from our past ownership of the Hawaii Refinery. The net loss for the year ended December 31, 2015 of $6 million ($4 million after-tax) is related to a change in estimate for those regulatory improvements we are required to make.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Earnings Before Income Taxes
Refining (a) (b) (i)	$4	$90	$1,849	$1,178
TLLP (c) (d)	104	32	419	187
Marketing (i)	175	261	899	553
Total Segment Operating Income	283	383	3,167	1,918
Corporate and unallocated costs (c)	(97)	(101)	(340)	(286)
Operating Income	186	282	2,827	1,632
Interest and financing costs, net (e)	(54)	(67)	(217)	(235)
Equity in earnings (loss) of equity method investments (f)	(2)	—	7	10
Other income, net (b) (g)	1	54	13	57
Earnings Before Income Taxes	$131	$269	$2,630	$1,464

Depreciation and Amortization Expense
Refining	$140	$111	$512	$427
TLLP	46	26	179	78
Marketing	12	12	46	42
Corporate	5	4	19	15
Total Depreciation and Amortization Expense	$203	$153	$756	$562

Special Items, Before Taxes (j)
Refining	$276	$(6)	$317	$(7)
TLLP	1	30	15	31
Corporate	—	4	(11)	5
Total Special Items	$277	$28	$321	$29

Adjusted EBITDA
Refining	$414	$189	$2,662	$1,586
TLLP	155	94	636	318
Marketing	187	273	945	595
Corporate	(91)	(39)	(319)	(209)
Total Adjusted EBITDA	$665	$517	$3,924	$2,290

Capital Expenditures
Refining	$137	$169	$620	$445
TLLP	59	109	296	250
Marketing	14	27	34	54
Corporate	40	10	56	30
Total Capital Expenditures	$250	$315	$1,006	$779

___________________

(i)
Our refining segment uses Renewable Identification Numbers (“RINs”) to satisfy its obligations under the Renewable Fuels Standard, in addition to physically blending required biofuels. Effective April 1, 2013, we changed our intersegment pricing methodology and no longer reduced the amount marketing pays for the biofuels by the market value of the RINs due to significant volatility in the value of RINs. At the end of 2014, given the price of RINs had become more transparent in the price of biofuels, we determined our intersegment pricing methodology should include the market value of RINs as a reduction to the price our marketing segment pays to our refining segment. We made this change effective January 1, 2015. We have not adjusted financial information presented for our refining and marketing segments for the three months and year ended December 31, 2014. Had we made this change effective January 1, 2014, operating income in our refining segment would have been reduced by $31 million and $125 million for the three months and year ended December 31, 2014, respectively, with a corresponding increase to operating income in our marketing segment.

(j)	The effects of special items on net earnings before income taxes by segment include:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Refining
Lower of cost or market inventory adjustment (a)	$276	$42	$317	$42
Legal settlements, net (b)	—	(48)	—	(49)
TLLP
Acquisition costs included in general and administrative expenses (c) (k)	1	18	2	19
Throughput deficiency receivable (l)	—	10	13	10
Gain on sale of Boise Terminal (d)	—	—	—	(5)
Inspection and maintenance expenses associated with the Northwest Products System (m)	—	2	—	7
Corporate and Other
Legal settlements, net (b)	—	4	—	5
Insurance settlement gain (g)	—	—	(11)	—
___________________

(k)	Reflects acquisition costs included in general and administrative expenses primarily related to the acquisition of the Rockies Natural Gas Business.

(l)
During the years ended December 31, 2015 and 2014, TLLP invoiced QEPFS customers for deficiency payments. TLLP did not recognize $13 million ($4 million to Tesoro, after-tax) and $10 million ($3 million to Tesoro, after-tax) for the years ended December 31, 2015 and 2014, respectively, of revenue related to the billing period as it represented opening balance sheet assets for the acquisition of the Rockies Natural Gas Business; however, TLLP is entitled to the cash receipt from such billings.

(m)	Includes costs for detailed inspection and maintenance program on TLLP’s Northwest Products System Pipeline.

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (In millions)

	Years Ended December 31,
	2015	2014
Cash Flows From (Used in)
Operating activities	$2,131	$1,364
Investing activities	(1,129)	(3,172)
Financing activities	(1,060)	1,570
Decrease in Cash and Cash Equivalents	$(58)	$(238)

	Years Ended December 31,
	2015	2014
Total debt, net of unamortized issuance costs, to capitalization ratio	34%	37%
Total debt, net of unamortized issuance costs, to capitalization ratio excluding TLLP debt (n)	19%	27%
Working capital (current assets less current liabilities)	$1,777	$1,644
Total market value of TLLP units held by Tesoro (o)	1,633	1,658

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Cash distributions received from TLLP (p)
For common/subordinated units held	$22	$18	$80	$52
For general partner units held	20	14	68	35
Total Cash Distributions Received from TLLP	$42	$32	$148	$87
___________________

(n)
Excludes TLLP’s total debt, net of unamortized issuance costs, and capital leases of $2.8 billion and $2.5 billion at December 31, 2015 and 2014, respectively, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC, and noncontrolling interest of $2.5 billion at both December 31, 2015 and 2014.

(o)
Represents market value of units held at December 31, 2015 and 2014. Tesoro held 32,445,115 common units at a market value of $50.32 per unit based on the closing unit price at December 31, 2015. Tesoro held 28,181,748 common units at a market value of $58.85 per unit based on the closing unit price at December 31, 2014.

(p)	Represents distributions received from TLLP during the three months and years ended December 31, 2015 and 2014 on common or subordinated units and general partner units held by Tesoro.

TESORO CORPORATION
SELECTED CONSOLIDATED OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Refined Product Sales (Mbpd) (q)
Gasoline and gasoline blendstocks	516	493	510	507
Diesel fuel	222	202	204	206
Jet fuel	151	157	152	149
Heavy fuel oils, residual products and other	95	94	92	87
Total Refined Product Sales	984	946	958	949

Refined Product Sales Margin ($/barrel) (q) (r)
Average sales price	$65.81	$91.71	$77.70	$112.17
Average costs of sales	58.18	87.17	65.07	102.59
Refined Product Sales Margin	$7.63	$4.54	$12.63	$9.58
___________________

(q)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(r)
We calculate refined product sales margin per barrel by dividing refined product sales margin by total refined product sales (in barrels). Refined product sales margin represents refined product sales less refined product cost of sales. Average refined product sales price include all sales through our marketing segment including unbranded and branded channels as well as in bulk markets and exports through our refining segment. Average costs of sales and related sales margins include amounts recognized for the sale of refined products manufactured at our refineries along with the sale of refined products purchased from third parties to help fulfill supply commitments. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
REFINING SEGMENT	2015	2014	2015	2014
Total Refining Segment
Throughput (Mbpd)
Heavy crude	156	131	151	155
Light crude	596	609	580	613
Other feedstocks	55	68	56	57
Total Throughput	807	808	787	825
Yield (Mbpd)
Gasoline and gasoline blendstocks	420	428	409	429
Diesel fuel	181	179	169	191
Jet fuel	117	127	119	127
Heavy fuel oils, residual products, internally produced fuel and other	136	124	139	132
Total Yield	854	858	836	879
Segment Operating Income ($ millions)
Gross refining margin (s)	$670	$714	$4,342	$3,653
Expenses
Manufacturing costs	417	412	1,595	1,692
Other operating expenses	84	95	346	340
Selling, general and administrative expenses	1	4	8	13
Depreciation and amortization expense	140	111	512	427
Loss on asset disposals and impairments	24	2	32	3
Segment Operating Income	$4	$90	$1,849	$1,178
Gross Refining Margin ($/throughput barrel) (t) (u)	$12.76	$15.72	$16.22	$12.27
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (s) (t)	$5.62	$5.54	$5.55	$5.62
__________________

(s)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts included $1 million for both the three months ended December 31, 2015 and 2014, and $2 million and $5 million for the years ended December 31, 2015 and 2014, respectively. Gross refining margin includes the effect of intersegment sales to the marketing segment and services provided by TLLP. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(t)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales margin by total refining throughput. Refined product sales margin represents refined product sales less refined product cost of sales. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(u)
We recorded a $359 million and $42 million charge for a lower of cost or market adjustment to our inventories at December 31, 2015 and 2014, respectively. The gross refining margin per throughput barrel for the three months and year ended December 31, 2015 excludes the adjustment impact of $276 million and $317 million, respectively, in the computation of the rate at a consolidated and regional level. The gross refining margin per throughput barrel for the three months and year ended December 31, 2014 excludes the impact of the $42 million charge on a consolidated and regional level. On a regional basis, gross refining margin would have reflected charges of $207 million, $76 million and $34 million for California, Pacific Northwest and Mid-Continent, respectively, for the year ended December 31, 2015.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Refining By Region	2015	2014	2015	2014
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude	152	124	146	149
Light crude	296	332	309	334
Other feedstocks	42	52	38	40
Total Throughput	490	508	493	523

Yield (Mbpd)
Gasoline and gasoline blendstocks	262	276	264	282
Diesel fuel	105	113	100	120
Jet fuel	67	76	74	80
Heavy fuel oils, residual products, internally produced fuel and other	92	83	93	85
Total Yield	526	548	531	567

Gross Refining Margin ($ millions)	$520	$391	$2,928	$2,007
Gross Refining Margin ($/throughput barrel) (t) (u)	$15.54	$8.98	$17.44	$10.67
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (s) (t)	$6.51	$6.35	$6.37	$6.43
Capital Expenditures ($ millions)	$92	$65	$290	$161

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude	4	7	5	6
Light crude	164	150	151	153
Other feedstocks	9	11	14	12
Total Throughput	177	168	170	171

Yield (Mbpd)
Gasoline and gasoline blendstocks	76	76	75	74
Diesel fuel	34	28	31	32
Jet fuel	36	35	34	33
Heavy fuel oils, residual products, internally produced fuel and other	37	34	36	37
Total Yield	183	173	176	176

Gross Refining Margin ($ millions)	$40	$78	$681	$584
Gross Refining Margin ($/throughput barrel) (t) (u)	$6.45	$5.54	$12.17	$9.49
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (s) (t)	$4.61	$4.50	$4.14	$4.37
Capital Expenditures ($ millions)	$26	$23	$113	$54

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	135	127	120	126
Other feedstocks	5	5	4	5
Total Throughput	140	132	124	131

Yield (Mbpd)
Gasoline and gasoline blendstocks	82	76	70	73
Diesel fuel	14	38	38	39
Jet fuel	42	16	11	14
Heavy fuel oils, residual products, internally produced fuel and other	7	7	10	10
Total Yield	145	137	129	136

Gross Refining Margin ($ millions)	$111	$244	$731	$1,057
Gross Refining Margin ($/throughput barrel) (t) (u)	$10.98	$20.52	$16.88	$22.14
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (s) (t)	$3.79	$3.78	$4.26	$4.00
Capital Expenditures ($ millions)	$19	$81	$217	$230

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
TLLP SEGMENT	2015	2014	2015	2014
Gathering
Crude oil gathering pipeline throughput (Mbpd)	205	150	188	123
Average crude oil gathering pipeline revenue per barrel (v)	$1.86	$1.69	$1.79	$1.46
Crude oil gathering trucking volume (Mbpd)	28	55	38	49
Average crude oil gathering trucking revenue per barrel (v)	$3.27	$3.22	$3.25	$3.23
Gas gathering throughput (thousands of MMBtu/day) (w)	1,102	1,046	1,077	1,046
Average gas gathering revenue per MMBtu (v) (w)	$0.42	$0.41	$0.43	$0.41
Processing (w)
NGL processing throughput (Mbpd)	8	7	8	7
Average keep-whole fee per barrel of NGL (v)	$35.00	$35.51	$34.46	$35.51
Fee-based processing throughput (thousands of MMBtu/day)	748	693	743	693
Average fee-based processing revenue per MMBtu (v)	$0.38	$0.30	$0.39	$0.30
Terminalling and Transportation
Terminalling throughput (Mbpd)	943	911	935	917
Average terminalling revenue per barrel (v)	$1.19	$1.07	$1.11	$1.00
Pipeline transportation throughput (Mbpd)	841	814	825	822
Average pipeline transportation revenue per barrel (v)	$0.39	$0.37	$0.39	$0.36

Segment Operating Income ($ millions)
Revenues
Gathering	$86	$51	$339	$135
Processing	73	23	278	23
Terminalling and Transportation	133	116	495	442
Total Revenues (x)	292	190	1,112	600
Expenses
Operating expenses (y)	120	97	411	265
General and administrative expenses (z)	21	35	102	74
Depreciation and amortization expense	46	26	179	78
(Gain) loss on asset disposals and impairments	1	—	1	(4)
Segment Operating Income	$104	$32	$419	$187
________________

(v)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. We calculate average revenue per barrel as revenue divided by total throughput or keep-whole processing volumes. We calculate average revenue per MMBtu as revenue divided by gas gathering and fee-based processing volume. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(w)
TLLP commenced natural gas gathering and processing operations with the acquisition of the Rockies Natural Gas Business on December 2, 2014. Per day calculations for 2014 only reflect the period that TLLP owned the Rockies Natural Gas Business.

(x)
TLLP segment revenues from services provided to our refining segment were $161 million and $139 million for the three months ended December 31, 2015 and 2014, respectively, and $615 million and $497 million for the years ended December 31, 2015 and 2014, respectively. These amounts are eliminated upon consolidation.

(y)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. Amounts billed by Tesoro totaled $18 million and $15 million for the three months ended December 31, 2015 and 2014, respectively, and $76 million and $52 million for the years ended December 31, 2015 and 2014, respectively. These amounts are net of imbalance gains and reimbursements pursuant to the Amended Omnibus Agreement of $10 million and $11 million for the three months ended December 31, 2015 and 2014, respectively, and $42 million and $43 million for the years ended December 31, 2015 and 2014, respectively. These amounts are eliminated upon consolidation. TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales in our condensed statements of consolidated operations upon consolidation.

(z)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $14 million and $11 million for the three months ended December 31, 2015 and 2014, respectively, and $65 million and $39 million for the years ended December 31, 2015 and 2014, respectively, and are eliminated upon consolidation. General and administrative expenses are also reclassified to cost of sales.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

MARKETING SEGMENT
	Years Ended December 31,
Number of Branded Stations (at the end of the year)	2015	2014
Company/MSO-operated (aa)	592	584
Jobber/dealer operated	1,805	1,683
Total Stations	2,397	2,267

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Fuel Sales (millions of gallons)	2,203	2,131	8,611	8,306

Fuel Margin ($/gallon) (ab)	$0.12	$0.16	$0.14	$0.10

Segment Operating Income ($ millions)
Gross Margins
Fuel (ab)	$257	$345	$1,208	$859
Other non-fuel (aa) (ac)	13	19	58	111
Total Gross Margins	270	364	1,266	970
Expenses
Operating expenses	77	81	300	352
Selling, general and administrative expenses	3	6	15	17
Depreciation and amortization expense	12	12	46	42
Loss on asset disposals and impairments	3	4	6	6
Segment Operating Income	$175	$261	$899	$553
________________

(aa)	In December 2014, we converted our company-operated retail locations to multi-site operators retail stations. The impact of this change was not material to our marketing segment results.

(ab)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment.

(ac)	Primarily includes rental income for the three months and year ended December 31, 2015 and primarily merchandise revenue for the three months and year ended December 31, 2014.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$83	$132	$1,690	$888
Loss from discontinued operations, net of tax	—	27	4	29
Depreciation and amortization expense	203	153	756	562
Interest and financing costs, net	54	67	217	235
Income tax expense	48	110	936	547
EBITDA	388	489	3,603	2,261
Special items (j)	277	28	321	29
Adjusted EBITDA	$665	$517	$3,924	$2,290

Reconciliation of Cash Flows from Operating Activities to EBITDA and Adjusted EBITDA
Net cash from operating activities	$284	$317	$2,131	$1,364
Net cash used in discontinued operations	3	1	5	3
Debt redemption charges	—	—	(1)	(41)
Turnaround and branding charges	94	137	342	256
Changes in current assets and current liabilities	(83)	(42)	164	186
Income tax expense	48	110	936	547
Stock-based compensation expense	(18)	(35)	(75)	(55)
Interest and financing costs, net	54	67	217	235
Deferred income tax benefit (expense)	92	(19)	(65)	(246)
Loss on asset disposals and impairments	(30)	(6)	(42)	(4)
Other	(56)	(41)	(9)	16
EBITDA	388	489	3,603	2,261
Special items (j)	277	28	321	29
Adjusted EBITDA	$665	$517	$3,924	$2,290

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of Refining Operating Income to Refining EBITDA and Adjusted EBITDA
Operating income	$4	$90	$1,849	$1,178
Impact related to TLLP Predecessor presentation (ad)	(3)	(5)	(16)	(21)
Depreciation and amortization expense	140	111	512	427
Equity in earnings (loss) of equity method investments (f)	(3)	(1)	—	9
EBITDA	138	195	2,345	1,593
Special items (j)	276	(6)	317	(7)
Adjusted EBITDA	$414	$189	$2,662	$1,586

Reconciliation of TLLP Operating Income to TLLP EBITDA and Adjusted EBITDA
Operating income	$104	$32	$419	$187
Loss attributable to Predecessor (ad)	3	5	16	21
Depreciation and amortization expense	46	26	179	78
Equity in earnings of equity method investments (f)	1	1	7	1
EBITDA	$154	$64	$621	$287
Special items (j)	1	30	15	31
Adjusted EBITDA	$155	$94	$636	$318

Reconciliation of Marketing Operating Income to Marketing EBITDA and Adjusted EBITDA
Operating income	$175	$261	$899	$553
Depreciation and amortization expense	12	12	46	42
EBITDA and Adjusted EBITDA	$187	$273	$945	$595

Reconciliation of Corporate and Other Operating Loss to Corporate and Other EBITDA and Adjusted EBITDA
Operating loss	$(97)	$(101)	$(340)	$(286)
Depreciation and amortization expense	5	4	19	15
Other income, net (b) (g)	1	54	13	57
EBITDA	(91)	(43)	(308)	(214)
Special items (j)	—	4	(11)	5
Adjusted EBITDA	$(91)	$(39)	$(319)	$(209)
___________________

(ad)
The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented. The TLLP financial data is derived from the combined financial results of the TLLP predecessor (the “TLLP Predecessor”). We refer to the TLLP Predecessor and, prior to each acquisition date, the acquisitions from Tesoro collectively, as “TLLP’s Predecessors.”

Rockies Natural Gas Business Year Ended December 31, 2015
Reconciliation of Operating Income to EBITDA and Adjusted EBITDA
Operating income	$179
Depreciation and amortization expense	93
EBITDA	272
Throughput deficiency receivables (l)	13
Adjusted EBITDA	$285

Rockies Natural Gas Business 2015 Projected Annual EBITDA attributable to TLLP
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$93
Depreciation and amortization expense	96
Interest and financing costs, net	86
Projected Adjusted EBITDA	$275

Year Ended December 31, 2015
Free Cash Flow Reconciliation
Net cash flow from operating activities	$2,131
Less: Sustaining (Maintenance and Regulatory) capital	(454)
Less: Dividend payments	(228)
Less: Distributions to noncontrolling interest	(182)
Free Cash Flow	$1,267

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$54	$172	$1,544	$872
Special Items, After-tax: (ae)
Transaction and integration costs (c)	—	12	1	12
Lower of cost or market inventory adjustment (a)	167	25	192	25
Throughput deficiency receivable (l)	—	3	4	3
Legal settlements, net (b)	—	(25)	—	(25)
Insurance settlement gain (g)	—	—	(7)	—
Gain on sale of Boise Terminal (d)	—	—	—	(2)
Inspection and maintenance expenses associated with the Northwest Products System (m)	—	1	—	3
Debt redemption charges (e)	—	—	—	23
Adjusted Earnings	$221	$188	$1,734	$911

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$0.45	$1.34	$12.39	$6.67
Special Items Per Share, After-tax: (ae)
Transaction and integration costs (c)	—	0.09	0.01	0.09
Lower of cost or market inventory adjustment (a)	1.38	0.20	1.54	0.19
Throughput deficiency receivable (l)	—	0.03	0.03	0.03
Legal settlements, net (b)	—	(0.20)	—	(0.19)
Insurance settlement gain (g)	—	—	(0.06)	—
Gain on sale of Boise Terminal (d)	—	—	—	(0.02)
Inspection and maintenance expenses associated with the Northwest Products System (m)	—	0.01	—	0.02
Debt redemption charges (e)	—	—	—	0.18
Adjusted Diluted EPS	$1.83	$1.47	$13.91	$6.97
________________

(ae)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.